Exhibit 10.3
INDEMNITY ESCROW AGREEMENT

INDEMNITY ESCROW AGREEMENT dated March 31, 2010 (the “Agreement”), entered into by and among TECHNOLOGY RESEARCH CORPORATION, a Florida corporation (the “Company”), and HOSEA PARTNERS, LTD., a Florida limited partnership; ROGER M. BOATMAN, as Trustee of the Roger M. Boatman Trust; MELVIN R. HALL and ELSA G. HALL, as Joint Tenants with Right of Survivorship (each a “Holder” and collectively, the “Holders”); and Bush Ross, P.A., 1801 North Highland Avenue, Tampa, Florida 33602 (the “Escrow Agent”).  Holders have formed HOSEA II, LLC, a Florida limited liability company  (“Hosea”), to hold and distribute proceeds from the Purchase Agreement, as defined below.  Accordingly, Hosea will enter into this Agreement at closing of the Purchase Agreement and will be deemed to be a “Holder” under the terms of this Agreement.

BACKGROUND INFORMATION

Concurrently with the execution of this Agreement, the Company and Holders have entered into a Stock Purchase Agreement, dated March 2, 2010 (the “Purchase Agreement”).  At the closing of the Purchase Agreement, the Company is delivering 67,495 shares of its common stock, issued in the name Hosea for the benefit of the Holders, and $500,000 in cash to the Escrow Agent.  This Agreement is being entered into for the purpose of securing timely performance by the Holders of their obligations under the Purchase Agreement.  Accordingly, for valuable consideration, the receipt and adequacy of which is acknowledged by each party to this Agreement, the parties agree as follows:

OPERATIVE PROVISIONS

1. Incorporation; Definitions.  Capitalized terms not expressly defined in this Agreement shall have the respective meanings given to them in the Purchase Agreement.

2. Delivery of Shares and Cash Payment.  The Company has delivered to the Escrow Agent a stock certificate or certificates representing 67,495 shares of its common capital stock, registered in the name of Hosea, as more particularly described in Exhibit “A” hereto (the “Shares”), together with stock power(s) duly executed by the Holders and in form sufficient to cause a transfer of registered ownership of the Shares if properly presented to the Company or its stock transfer agent.  All of the Shares shall be deemed to be issued and outstanding capital stock of the Company.  The Company has also delivered $500,000 in cash to the Escrow Agent to be held and released pursuant to the terms of this Agreement.  The Shares and $500,000 in cash, together with any investment earnings delivered to Escrow Agent pursuant to Section 3 below, shall hereinafter be referred to as the “Escrow Fund”.  The Escrow Agent acknowledges receipt of the Escrow Fund and an executed copy of the Purchase Agreement.

3. Maintenance of the Escrow Fund.  Upon receipt of the property specified in Paragraph 3, the Escrow Agent shall maintain such property in the Escrow Fund.  During the term of this Agreement, the Escrow Agent agrees to hold such property and any accumulated income thereon in escrow, to invest any income thereon in Permitted Investments and to disburse amounts in the Escrow Fund (including any income) in accordance with Sections 5-7 of this Agreement.  As used herein, the term “Permitted Investments” shall mean (a) United States Treasury obligations having a term to maturity of no more than 180 days, (b) money market bank accounts and mutual funds, and (c) any other investment approved by the Company and the Holders in writing.

4. Ownership Interests in Shares.

(a)           Interest of Holders.  The Shares shall be evidenced by certificates issued in the name of each Holder.

(b)           Legend on Shares.  Stock certificates representing the Shares will (until they are released to the Holders or the Company in accordance with this Agreement) bear the following legend:

“THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED ONLY IN ACCORDANCE WITH THE TERMS OF AN INDEMNITY ESCROW AGREEMENT AMONG THE COMPANY, THE HOLDERS AND ESCROW AGENT.  A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(c)           Dividends.  All stock dividends and other distributions made with respect to the Shares shall be delivered by the Company to the Escrow Agent and held by it under the provisions of this Agreement.

(d)           Voting Rights.  While the Escrow Agent has possession of the Shares, each Holder will retain and be able to exercise, with respect to such Shares, all voting rights and all other incidents of ownership of such Shares which are not inconsistent with the terms of this Agreement.  The Company, not the Escrow Agent, will be responsible for furnishing any proxy forms or other information generally distributed by the Company to its stockholders.

(e)           No Transfers or Encumbrances.  Prior to the release of the Shares by the Escrow Agent and delivery to each Holder pursuant to Section 5, Holders may not sell, assign or otherwise transfer, nor place any encumbrance on, any Shares or any beneficial interest therein, except: (i) for transfers made for estate planning purposes; or (ii) transfers by operation of law or laws of descent and distribution.  In the case of any permitted transfer, the transferee will be subject to all terms and provisions of this Agreement.  Prior to the release of the Shares by the Escrow Agent and delivery to each Holder pursuant to Section 5, no Shares nor any beneficial interest therein may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder, except to satisfy such Holder’s obligations under Article IX of the Purchase Agreement.  The Escrow Agent shall have no responsibility for determining or enforcing compliance with this paragraph, other than by retaining possession of the Shares.

(f)           Individual Holder Liability.  Payments for any finally determined Claims (as defined in Section 5 below) shall be deducted from the Shares and Escrow Fund pro rata in proportion to each Holder’s interest in the Shares and Escrow Fund.

5. Claims Against and Disbursements from the Escrow Fund.

(a)           General.  Pursuant to the terms of the Purchase Agreement, the Company and Indemnified Parties are entitled to be indemnified by the Holders for any Loss or breach of representations and warranties made by Holders under the provisions of Section 2.4 and Article IX of the Purchase Agreement.  All claims made pursuant to Section 2.4 and Article IX of the Purchase Agreement must be initiated prior to the Release Date (as defined in Section 5(b) of this Agreement).

(b)           Claims.  From time to time on or before the second anniversary of the Closing Date (the “Release Date”), the Company may give written notice (a “Notice”) to the Holders and the Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim it may have under the Purchase Agreement (each a “Claim”).  The Company may make more than one Claim with respect to the Escrow Fund.  If the Holder gives written notice to the Company and the Escrow Agent disputing any Claim (a “Counter Notice”) within ten (10) days following the date of the Notice regarding such Claim, such Claim shall be resolved as provided below.  If no Counter Notice is delivered by the Holder to the Company and the Escrow Agent within such ten (10) day period, then the dollar amount of any Claim, as set forth in the Notice, shall be deemed established and the Escrow Agent shall promptly assign, pay, transfer and convey to the Company an amount equal to each such Claim from the Escrow Fund.  If a Counter Notice is given with respect to a Claim, the Escrow Agent shall make payment of all or a portion with respect thereto only (i) to the extent a Claim is not disputed by a Counter Notice; (ii) in accordance with joint written instructions of the Company and the Holder; or (iii) in accordance with a final non-appealable order of a court of competent jurisdiction.  Any court order shall be accompanied by a legal opinion by counsel for the presenting party to the effect that the order is final and non-appealable.  The Escrow Agent shall act on such court order and legal opinion without further question.

(c)           Claims Procedure.  To make a claim against the Escrow Fund, the Company shall submit a Notice to the Escrow Agent which sets forth a representation that the Company or any other person indemnified under the Purchase Agreement (“Claimant” or “Claimants”) has incurred an indemnifiable loss, liability, claim, damage or expense (“Loss”) or there has been a claim asserted against the Company that could result in a Loss, which Notice shall include information regarding (A) the type of Loss for which indemnification is sought under the Purchase Agreement, and (B) the dollar amount of such Loss, or, if the amount of such Loss cannot  be quantified, a good faith estimate of the Loss.  Such Notice shall be include a certificate of the Company that Claimant has complied with any applicable provisions of the Purchase Agreement regarding such Loss.  The Company shall also  therein verify that a copy of such Notice has been sent to Holder.

(d)           Disbursements to Company.  Following receipt of the Notice, the Escrow Agent shall release to the Company, from the Escrow Fund, on the first (1st) business day following the twentieth (20th) day after the Escrow Agent’s receipt of the Notice, an amount equal to such claim; provided, however, that the Escrow Agent shall not make any disbursements as provided herein if the Escrow Agent receives in writing, signed by Holder, within the relevant period, accompanied by a certificate from Holder that a copy of such Counter Notice has been sent to the Company.  Once it is determined that Escrow Agent shall be required to distribute amounts from the Escrow Fund to the Company in payment of any Loss, Escrow Agent shall distribute 2/3 of such amount in the form of cash and 1/3 of such amount in Shares.  In determining the number of Shares to be released in payment of any Loss, the parties agree that the Shares shall be valued at the price of the Company’s common stock determined under Section 2.3 of the Purchase Agreement.

(e)           Delivery of the Escrow Fund to Holders.  The Escrow Agent shall deliver to Holders within twenty (20) days after the Release Date all remaining property held in the Escrow Fund (including accumulated income) after subtracting the sum of (i) the amount of any Loss (including estimates) claimed in Notices delivered prior to the Release Date which have not been paid by Escrow Agent; and (ii) the amount of any Loss (including estimates) claimed in Notices which are the subject of a dispute pursuant to a Counter Notice as of such date.  All stock dividends and other distributions made with respect to the Shares shall be delivered by the Company to the Escrow Agent and held by it under the provisions of this Agreement.

(f)           Authorized Representative.  Holders hereby designate Roger M. Boatman to receive notices of any Claims and to act as the authorized representative on behalf of Holders (“Authorized Representative”) in furnishing notice to the Company and advising the Company of any action taken on behalf of Holders.  The Company shall be entitled to act on and rely upon the actions of and deliveries to Authorized Representative in carrying out the terms of this Agreement.  In the event that Roger M. Boatman is unable to serve in this capacity, Holders agree to designate a replacement Authorized Representative and advise the Company of such action.

6. Escrow Ledger.  The Escrow Agent shall create and maintain a written record of:  (i) each Holder’s name and address; (ii) each Holder’s interest in the Escrow Fund by number of Shares; (iii) each Holder’s interest in other assets held in the Escrow Fund; (iv) each Holder’s percentage interest in the total number of Shares; (v) each Holder’s interest in the number of Shares subject to pending contested Claims (defined in Section 5); and (vi) Shares to be released to each Holder on the Release Date.  The escrow ledger shall also reflect the total number of Shares remaining in the Escrow Fund.

The Escrow Agent shall adjust the escrow ledger from time to time to reflect changes in each Holder’s interest in the Shares and Escrow Fund, to account for any changes in the capitalization of the Company or to account for pending contested Claims or satisfaction of such Claims.  This duty will continue until the Escrow Agent is required to deliver or release all funds and Shares from the Escrow Fund.  Absent manifest error, Escrow Agent’s determinations as to the escrow ledger shall be binding and conclusive on all parties to this Agreement.

7. Termination of Escrow. The termination of this escrow shall occur on the Release Date, subject, however, to the disposition of a “Valid Claim”.  The Escrow Fund shall only be used to satisfy Claims, if any, that are the subject of a Notice delivered prior to the Release Date (each a “Valid Claim”).  Therefore, if a Valid Claim is pending and/or in dispute as of the Release Date, the Escrow Fund shall not be disbursed or released until resolution of such Valid Claim at which time the Escrow Fund will be disbursed by the Escrow Agent in accordance with this Agreement.  Any amounts of the Escrow Fund remaining after satisfaction or termination of all Valid Claims shall be delivered by the Escrow Agent to the Holders within ten (10) days (i) after final disposition of such Valid Claims; (ii) after delivery by Holders of a certification that final disposition of such Valid Claim has been made and supported by a legal opinion confirming the disposition of such Claim; or (iii) pursuant to joint written instructions from the parties hereto.

8.	Rights and Limitations upon Duty of Escrow Agent.

The Escrow Agent:

(a)           shall not be obligated to deliver any share certificate unless the same shall have been first actually received by the Escrow Agent pursuant to the provisions hereof;

(b)           shall not be responsible in any manner for the validity or sufficiency of any share certificate received by it in its capacity as Escrow Agent;

(c)           shall be entitled to act upon any written certificate, statement, notice, demand, request, consent, agreement or other instrument, and to rely upon its due execution, the validity and effectiveness of its provisions, and the accuracy and completeness of any information therein contained, as long as the Escrow Agent shall in good faith believe the instrument to be genuine and to have been signed or presented by an authorized person;

(d)           shall be entitled to request and receive from any party hereto such documents in addition to those provided for herein as the Escrow Agent may deem necessary to resolve any questions of fact involved in the provisions hereof;

(e)           may, at the expense of the remaining parties hereto, consult independent counsel of its choice in respect to any question relating to its duties or responsibilities under this Agreement, and shall not be liable for any action taken or omitted in good faith on advice of such counsel;

(f)           shall be under no obligation to advance any funds in connection with the maintenance or administration of this Agreement, to institute or defend any action, suit or legal proceeding in connection herewith, or to take any other action likely to involve the Escrow Agent in expense, unless first indemnified by the remaining parties hereto, or any of them, as the case may be, to the Escrow Agent’s satisfaction;

(g)           shall not be bound by any amendment to this Agreement or by any other agreement among the remaining parties hereto except such amendment or agreement as shall have been executed by the Escrow Agent;

(h)           shall have only such duties and responsibilities as are expressly set forth in this Agreement, together with a general fiduciary duty of reasonable diligence in the performance of its obligations hereunder;

(i)           may resign and be discharged from its duties hereunder at any time by giving notice of such resignation to the remaining parties hereto specifying a date when such resignation shall take effect (which date shall be no fewer than ten (10) days after the date of mailing or other delivery of such notice).  Upon receipt of such notice, a successor escrow agent shall be appointed by the remaining parties hereto, such successor escrow agent to become Escrow Agent hereunder upon the resignation date specified in the subject notice.  If the remaining parties are unable to agree upon a successor escrow agent within fifteen (15) days after the date of such notice, the Escrow Agent shall be entitled to appoint its own successor and shall continue to act in its fiduciary capacity until its successor accepts the escrow by written notice delivered to the parties hereto and takes possession of the escrowed assets.  If the Escrow Agent is unable, despite the use of its best efforts, to obtain the services of a successor, it may petition a court of competent jurisdiction for an order effecting such an appointment or providing another remedy, and, pending entry, may deposit the escrowed assets in the court’s registry;

(j)           shall be indemnified and held harmless by each of the remaining parties hereto against any and all liabilities incurred by it hereunder, except for those resulting from the willful misconduct or gross negligence of the Escrow Agent;

(k)           shall have a lien upon all escrowed assets in an amount sufficient to secure all liabilities, expenses, fees, costs or charges paid, incurred or earned by it arising out of or resulting from this escrow arrangement, and the right, superior to all duties imposed upon it under this Agreement, to retain possession of all escrowed assets pending satisfaction of all such amounts;

The Company and the Holder may at any time agree to substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting.

9.	Compensation and Expenses.

For any services which it may be required or reasonably deem appropriate to render hereunder (other than the passive receipt and holding of shares), the Escrow Agent shall not receive any compensation for such services.

10.	Miscellaneous Provisions.

(a)           Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, mailed from within the United States by certified or registered mail, or sent by prepaid telegram to the applicable address(es) appearing in the preamble to this Agreement, or to such other address as a party may have designated by like notice forwarded to the other parties hereto.  All notices, except notices of change of address, shall be deemed given when mailed or hand delivered and notices of change of address shall be deemed given when received.

(b)           Binding Agreement; Non-Assignability.  Each of the provisions and agreements herein contained shall be binding upon and enure to the benefit of the personal representatives, heirs, devisees, successors and assigns of the respective parties hereto; but none of the rights or obligations attaching to any party shall be assignable.

(c)           Entire Agreement.  This Agreement, and the other documents referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

(d)           Attorneys’ Fees.  If either party brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action shall be entitled to recover reasonable attorneys’ and legal assistants’ fees and costs incurred in connection therewith, on appeal or otherwise, including those incurred in litigation, arbitration, mediation, administrative or bankruptcy proceedings and in enforcing any right to indemnity herein.

(e)           Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(f)           Headings.  The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent hereof.

 (g)           Application of Florida Law.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida.  Venue for all purposes shall be deemed to lie within Pinellas County, Florida.

(h)           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement the day and year first written above.

THE COMPANY:

TECHNOLOGY RESEARCH CORPORATION,
a Florida corporation

/s/ Owen Farren
Owen Farren
Chief Executive Officer

HOLDERS:

HOSEA PARTNERS, LTD., a Florida limited
partnership

/s/  Roger M. Boatman
Roger M. Boatman
General Partner

/s/  Roger M. Boatman
Roger M. Boatman, as Trustee of the Roger M.
Boatman Trust

/s/  Melvin R. Hall
Melvin R. Hall, as Joint Tenant with Right of
Survivorship

/s/  Elsa G. Hall
Elsa G. Hall, as Joint Tenant with Right of
Survivorship

HOSEA II, LLC, a Florida limited liabilitycompany

/s/  Roger M. Boatman
Roger M. Boatman
Manager

ESCROW AGENT:

BUSH ROSS, P.A.

/s/  Randy K. Sterns
Randy K. Sterns
Shareholder

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                                                                                                                                                                                                            EXHIBIT A

ESCROW SHARES

Name	Number of Shares

Hosea II, LLC, a Florida limited liability company*	67,495

*For the benefit of its members and the Holders identified above

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